SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

AMENDED AND RESTATED

STATEMENT OF

TRADING POLICIES
ADOPTED: August 12, 2009
LAST AMENDED: February 13, 2025

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TABLE OF CONTENTS
Page
II.    THE USE OF INSIDE INFORMATION IN CONNECTION WITH THE TRADING OF SECURITIES    1
A.    General Rule.    1
B.    Who Does the Policy Apply To?    3
C.    Other Companies’ Securities.    4
D.    Margin Accounts and Pledging or Hedging Company Securities.    4
1.    Margin Accounts and Pledging    4
2.    Hedging Transactions    4
E.    Guidelines.    4
1.    Nondisclosure    4
2.    Trading in the Company’s Securities    5
3.    Avoid Speculation    5
4.    Trading in Another Company’s Securities    5
5.    Additional Rules for the Window Group    6
6.    Trading Pursuant to a 10b5-1 Plan    6
7.    Trading within the 401(k) Plan    10
F.    Insider Trading Compliance Officer.    11
G.    Procedures for Approving Trades by Members of the Window Group.    12
1.    Trades by Members of the Window Group    12
2.    No Obligation to Approve Trades    12
3.    Trades pursuant to a 10b5-1 Plan    12
4.    Registered Offerings    12
H.    Procedures for Approving Trades Made by Persons Claiming a Hardship Case.    12
1.    Trades by Persons Claiming a Hardship Case    12
I.    Procedures for Approving Trades on Behalf of the Company.    13
1.    Trades on Behalf of the Company    13
2.    No Obligation to Approve Trades    13
III.    OTHER LIMITATIONS ON SECURITIES TRANSACTIONS    13
A.    Public Resales — Rule 144.    13

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B.    Private Resales.    14
C.    Underwriter Lock-Up Agreements.    14
D.    Restrictions on Purchases of Company Securities.    15
E.    Disgorgement of Profits on Short-Swing Transactions — Section 16(b).    15
F.    Prohibition of Short Sales.    16
G.    Filing Requirements.    16
1.    Forms 3, 4 and 5    16
2.    Schedule 13D and 13G    17
3.    Form 144    18
IV.    INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS STATEMENT    18

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I.SUMMARY OF THE COMPANY’S TRADING POLICIES
This Statement of Trading Policies (this “Statement”) covers a fundamental principle which each employee and director of Select Medical Holdings Corporation, Select Medical Corporation or any of their current or future subsidiaries (collectively, the “Company”) must follow: It is the Company’s policy that it will without exception comply with the securities laws of the United States. Each employee and each director is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable state and federal securities laws or regulations.
The foregoing principle is described in more detail below. A description of certain applicable securities laws and related policies is set forth in Sections II and III of this Statement. This Statement does not describe every securities law or regulation which will affect the Company and its business, but attempts to familiarize employees and directors with the securities laws which they must pay particular attention to in an effort to assure the Company’s compliance. Of course, employees and directors are expected to comply with all applicable laws.
In meeting the standards set out in this Statement, it is essential that each employee and director conduct the Company’s business with honesty and integrity. Each employee and each director contributes to the Company’s overall reputation. Therefore, each employee and each director must accept individual responsibility for ensuring that these standards are implemented.
II.THE USE OF INSIDE INFORMATION IN CONNECTION WITH THE TRADING OF SECURITIES
A.General Rule.
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material nonpublic financial information, that employee or director is prohibited from buying or selling securities of a company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the price of those securities to change, and it would be unfair for the employee or director to have an advantage (knowledge of the price change) that the rest of the investing public does not have. In fact, it is more than unfair. It is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside

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information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. It is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily may be considered material:
•Financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity.
•Company projections and strategic plans.
•Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•New major contracts, collaborations, orders, suppliers, customers, or finance sources, or the loss thereof.
•Significant changes or developments in products or product lines.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns. Significant pricing changes.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Plans to repurchase a material amount of the Company’s securities.
•Significant changes in senior management. Significant labor disputes or negotiations.
•Actual or threatened major litigation, or the resolution of such litigation.
The rule applies to any and all transactions in the Company’s securities, including its common stock and options and warrants to purchase common stock (other than the exercise of employee stock options or warrants, but including the sale of shares acquired upon the exercise of employee stock options or warrants), and any other type of securities that the Company may issue, such as notes (including without limitation, Select Medical Corporation’s 6.250% Senior Notes Due 2032), preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
This Statement continues to apply to your transactions in Company securities even after you have terminated employment or are no longer serving the Company as a director or consultant. If you are in possession of material nonpublic information when your employment or your service as a director or consultant terminates, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Statement will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.
The U.S. Securities and Exchange Commission (the “SEC”), the securities exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to $5 million (up to $25 million for a person other than a natural person) and imprisonment of up to twenty years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling

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persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times the profit realized or loss avoided by the insider trader. Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company. However, trading may be permitted while in possession of, but not on the basis of, material inside information, pursuant to a validly created and approved 10b5-1 Plan (described in Section II.E.6 below) adopted in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”) and this Statement.
B.Who Does the Policy Apply To?
The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. Because of their access to confidential information on a regular basis, Company policy subjects its directors, certain employees and related parties (the “Window Group” as defined below) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in Section II.E.5 below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.
Additionally, the Company has designated those persons listed on Exhibit A attached hereto (“Section 16 Individuals”) as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Except for those trades made pursuant to a validly created and approved 10b5-1 Plan, Section 16 Individuals must obtain prior approval of all trades in Company securities from the Compliance Officer (as defined in Section II.F below) or other such person designated by the Board of Directors in accordance with the procedures set forth in Section II.G below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals.
The Company has designated those persons listed on Exhibit B attached hereto as “Key Employees” because of their position as officers of the Company and/or their access to material nonpublic information. Except for those trades made pursuant to a validly created and approved 10b5-1 Plan, Key Employees must obtain the prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section II.G below. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Key Employees.
The Window Group consists of (i) the Section 16 Individuals listed on Exhibit A attached hereto, (ii) the Key Employees listed on Exhibit B attached hereto and (iii) such other persons as may be designated from time to time and informed of such status by the Compliance Officer. All references to members of the Window Group or “related parties” of a person in this

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Statement apply also to such persons’ spouses, members of their immediate families sharing the same household and any trust, partnership or other entity the investments of which any of the foregoing have direct or indirect power to control.
C.Other Companies’ Securities.
The same rules against insider trading, and the requirement to clear trades with the Compliance Officer, apply to other companies’ securities. Employees, directors and related parties who learn material information about any third-party, including but not limited to suppliers, customers, or competitors, through their work at the Company should keep it strictly confidential and not buy or sell such companies’ securities until the information becomes public. Employees, directors and related parties should not give tips about those securities. Information that is not material to the Company may nevertheless be material to a third-party company.
D.Margin Accounts and Pledging or Hedging Company Securities.
1.Margin Accounts and Pledging. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. Because such sales may occur at a time when an employee or a director had material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, directors and related parties from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities.
2.Hedging Transactions. All employees and directors of the Company are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities, including, but not limited to, any prepaid forward contracts, options, puts, calls, equity swaps, collars, other derivative instruments or any other similar type of financial transaction entered into for such purpose (a “Hedging Transaction”).
E.Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Care should be taken so that material, nonpublic information is kept secure. No one may “tip” or disclose material nonpublic information concerning the Company to any outside person (including, but not limited to family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Compliance Officer and/or the Board of Directors. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

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No one may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except to advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all directors, officers and related parties from giving trading advice concerning the Company to third parties even when the director or officer does not possess material nonpublic information about the Company.
2.Trading in the Company’s Securities. No employee, director or related party should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities, when he or she has knowledge of material, non-public information concerning the Company. This includes orders for purchases and sales of stock and convertible securities, such as options, puts and calls. The exercise of employee and non-employee director stock options and warrants is not subject to this policy, whether the exercise price is paid in cash, or, pursuant to a contractual right, by either the surrender of securities by the holder of the option or warrant or the withholding by the Company of a portion of the underlying securities. However, securities that were acquired upon exercise of a stock option or warrant will be treated like any other securities, and may not be sold by an employee, director or related party who is in possession of material inside information. Employees, directors or related parties who possess material inside information should wait until after the close of the first trading day after the information has been publicly released before trading. In addition, the Company prohibits directors, employees and related parties from effecting any “short sales” of the Company’s securities (see “Prohibition of Short Sales,” below), as it is the Company’s policy that this type of activity is inherently speculative in nature and it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major Company announcement or event. Directors and executive officers of the Company are also prohibited by Section 306 of the Sarbanes-Oxley Act of 2002 from purchasing, selling or otherwise acquiring or transferring the Company’s equity securities during any blackout period under any individual account plan maintained by the Company, including the Company’s 401(k) plan. However, trading may be permitted while in possession of, but not on the basis of, material inside information, pursuant to a validly created and approved 10b5-1 Plan adopted in compliance with Rule 10b5-1 and this Statement.
3.Avoid Speculation. Investing in the Company’s securities often provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees or directors may never sell Company securities, the Company encourages employees, directors and related parties to avoid frequent trading in Company securities. Speculating in Company securities is not part of the Company’s culture.
4.Trading in Another Company’s Securities. No employee, director or related party should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another company, if the employee or director learns in the course of his or her employment confidential information about the other company that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then bought or sold that other company’s securities because of the likely increase or decrease in the value of those securities.

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5.Additional Rules for the Window Group. Except for trades made pursuant to a validly created and approved 10b5-1 Plan, the Window Group is subject to the following additional restrictions on trading Company securities:
•trading is permitted from the close of the first trading day following an earnings release with respect to the preceding fiscal period until the close of trading on the twenty-second (22nd) day of the third (3rd) month of the current fiscal quarter (each, a “Window”), subject to the restrictions below;
•for each Company employee, the 10b5-1 Plan may not begin until after the expiration of a 30-day cooling-off period after your adoption of your 10b5-1 Plan;
•a material modification (including any change in the amount, price, or timing of purchases or sales, or changes to the formula or algorithm that affect the amount price, or timing of purchases or sales) to the terms of a 10b5-1 Plan triggers a new cooling off period that will be determined by the Company’s Compliance Officer in accordance with SEC rules;
•all trades are subject to prior review;
•clearance for all trades must be obtained from the Company’s Compliance Officer;
•no trading in Company securities even during a Window while in the possession of material inside information. Persons possessing such information may trade during a Window only after the close of trading on the first trading day following the Company’s widespread public release of such material inside information;
•no trading in Company securities outside of a Window or during any special blackout periods that the Compliance Officer may designate. No one may disclose to any outside third party that a special blackout period has been designated;
•no trading in Company debt securities at any time when the Company is seeking to purchase the same class of debt securities; and
•the Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of a Window (but not during special blackout periods) due to financial hardship or other hardships.
6.Trading Pursuant to a 10b5-1 Plan. Rule 10b5-1 provides an affirmative defense to directors, officers and employees from insider trading liability under Rule 10b5 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “10b5-1 Plan”) entered into and operated in good faith for the duration of the 10b5-1 Plan and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Statement. The initiation of, and any modification to, any such 10b5-1 Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such 10b5-1 Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Compliance Officer who may impose such conditions on the implementation and operation of the 10b5-1 Plan as the Compliance Officer deems necessary or advisable. However, compliance of the 10b5-1 Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating the 10b5-1 Plan, not the Company or the Compliance Officer.

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The 10b5-1 Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A 10b5-1 Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a 10b5-1 Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a 10b5-1 Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a 10b5-1 Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved 10b5-1 Plan, if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section II.E and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt 10b5-1 Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a 10b5-1 Plan generally may occur at any time. However, consistent with the requirements of Rule 10b5-1, the Company requires a cooling-off period between the establishment of a 10b5-1 Plan and commencement of any transactions under such plan of at least the later of (i) 90 days, or (ii) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal period in which the 10b5-1 Plan was established. Officers, directors and employees may only have one 10b5-1 Plan in place for purchases and sales during any one period, except in limited circumstances and after specific approval by the Compliance Officer. Further, officers, directors and employees may only enter into one “single-trade” 10b5-1 Plan (i.e., a 10b5-1 Plan designed to effect the purchase or sale of securities under the 10b5-1 Plan in a single transaction rather than in multiple transactions) in any 12-month period.
Please review the following description of how a 10b5-1 Plan works.

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Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the 10b5-1 Plan).
•Second, the 10b5-1 Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the 10b5-1 Plan in question.
•Third, the purchase or sale must occur pursuant to the 10b5-1 Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the 10b5-1 Plan.
Any 10b5-1 Plan entered into by an officer, director or employee of the Company must include representations by the person entering into the plan that (i) they are not aware of any material non-public information about the Company or its securities, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5. The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation. Any adoption of a 10b5-1 Plan by a director or officer of the Company will be disclosed in the Company’s next Form 10-Q or Form 10-K.
a.Revocation of and Amendments to 10b5-1 Plans. Revocation of 10b5-1 Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a 10b5-1 Plan will be subject to the prior review and approval of the Compliance Officer. Revocation is effected upon written notice to the broker. Once a 10b5-1 Plan has been revoked, the participant should wait at least 30 days before trading outside of a 10b5-1 Plan and 180 days before establishing a new 10b5-1 Plan. Any termination of a 10b5-1 Plan by a director or officer of the Company will be disclosed in the Company’s next Form 10-Q or Form 10-K. A person acting in good faith may amend a prior 10b5-1 Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the 10b5-1 Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made. Under certain circumstances, a 10b5-1 Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

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b.Discretionary Plans. Although non-discretionary 10b5-1 Plans are preferred, discretionary 10b5-1 Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Officer. The Compliance Officer of the Company must pre-approve any 10b5-1 Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved 10b5-1 Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the 10b5-1 Plan or other arrangement has been pre-approved.
c.Reporting (if Required). If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a 10b5-1 Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
d.Options. Exercises of options for cash may be executed at any time. Cashless exercise option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under 10b5-1 Plans. If a broker is required to execute a cashless exercise in accordance with a 10b5-1 Plan, then the Company must have exercise forms attached to the 10b5-1 Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the 10b5-1 Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
e.Trades Outside of a 10b5-1 Plan. During an open trading window, trades differing from 10b5-1 Plan instructions that are already in place are allowed as long as the 10b5-1 Plan continues to be followed.
f.Public Announcement. The Company may make a public announcement that 10b5-1 Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular 10b5-1 Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a 10b5-1 Plan.
g.Prohibited Transactions. The transactions prohibited under Section II.E of this Statement, including among others short sales and hedging transactions, may not be carried out through a 10b5-1 Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
h.Limitation on Liability. None of the Company, the Compliance Officer, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Plan submitted pursuant to this Section II.E of this Statement. Notwithstanding any review of a 10b5-1 Plan or pre-clearance of a transaction pursuant to this Section II.E of this Statement, none of the Company, the Compliance Officer, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such 10b5-1 Plan or transaction to the person engaging in or adopting such 10b5-1 Plan or transaction.

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7.Trading within the 401(k) Plan. When the Company has a stock account in its 401(k) plan, the following provisions will be applicable. Most transactions under the 401(k) Plan (the “Plan”) are not subject to the Section 16(b) short-swing profits rule (described at Section III.E below) or the Section 16(a) reporting requirements (described at Section III.G below). An example of an exempt, non-reportable transaction would be a contribution to the Plan, such as, any employee pre-tax or after-tax contributions and any Company match or profit sharing contributions, even if the participant for whose benefit the contributions are made has the right to direct that some or all of the contributions will be invested in the Plan’s Company stock fund. Similarly, cash distributions from the Plan’s Company stock fund to a participant by reason of the participant’s retirement or other termination of employment would be an exempt, non-reportable transaction.
In contrast, discretionary transactions by a participant in the Plan who is a Section 16 Individual are subject to the Section 16(a) reporting requirements. Discretionary transactions include (1) a participant’s election to transfer part or all of the participant’s Plan balance into (or out of) the Company stock fund (after such monies are originally contributed to the Plan and invested, when contributed, in the Company stock fund) and (2) any voluntary request by a participant for a cash withdrawal from the Company’s stock fund on an occasion other than the participant’s retirement or other termination of employment (e.g., a hardship withdrawal request).
Discretionary transactions by a Plan participant who is a Section 16 Individual will be exempt from the Section 16(b) short-swing profits rule only if the participant’s election to effect the transaction (e.g., the election to move out of the Company stock fund or the request for a hardship withdrawal) occurs at least six months after the participant’s most recent discretionary “opposite-way” purchase or sale election under the Plan. The election by a Plan participant who is a Section 16 Individual to effect a discretionary transaction under the Plan less than six months before or after an opposite-way discretionary transaction under the Plan will be subject to Section 16(b). For instance, if a participant elected to move some of his Plan account balance into the Company stock fund in October after he had elected to move some of his Plan account out of the Company stock fund in August, the transaction would be subject to the Section 16(b) short-swing profits rule as well as to the Section 16(a) reporting requirements. Plan participants who are Section 16 Individuals are urged to consult with the Company’s Compliance Officer prior to engaging in any Plan transaction that would be treated as a discretionary transaction.
The general prohibition against trading based on inside information described herein is equally applicable to Plan transactions. Therefore, discretionary transactions, including changes by a participant in the amount invested in the Company stock fund, while the participant is in possession of material inside information are prohibited. Additionally, Window Group members are prohibited from making changes in Plan designations outside of a Window or during any other blackout period, even if the participant is not in possession of material inside information. Plan participants who are Window Group members are urged to consult with the Company’s Compliance Officer prior to making any changes in Plan designations outside of a Window.
F.Insider Trading Compliance Officer.

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The Company has designated Michael E. Tarvin, as its insider trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by members of the Window Group and all proposed trades made on behalf of the Company in accordance with the procedures set forth in Section II.G, II.H or II.I below, as applicable.
In addition to the trading approval duties described in Sections II.G, II.H and II.I below, the duties of the Compliance Officer will include the following:
1.Administering this Statement and monitoring and enforcing compliance with all its provisions and procedures.
2.Responding to all inquiries relating to this Statement and its provisions or procedures.
3.Designating and announcing special trading blackout periods during which no members of the Window Group and no one acting on behalf of the Company may trade in Company securities, except for those trades made pursuant to a validly created and approved 10b5-1 Plan.
4.Providing copies of this Statement and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines have access to material nonpublic information concerning the Company.
5.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
6.Revising this Statement as necessary to reflect changes in federal or state insider trading laws and regulations.
7.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
8.Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as set forth on Exhibits A and B attached hereto.
9.Reviewing and approving 10b5-1 Plans and any amendments thereto that are established by insiders.
The Compliance Officer may designate one or more individuals, which may include outside counsel, who may perform the Compliance Officer’s duties.
G.Procedures for Approving Trades by Members of the Window Group.

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1.Trades by Members of the Window Group. Except for trades made pursuant to a validly created and approved 10b5-1 Plan, no member of the Window Group may trade in Company securities until:
a.the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s) by delivering a Window Group Trading Notification Form substantially in the form attached hereto as Exhibit C,
b.the person trading has certified to the Compliance Officer that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) he or she has received and read this Statement and had the opportunity to ask the Compliance Officer questions regarding this Statement, and
c.the Compliance Officer has approved the trade(s) after considering all relevant factors, and has certified the approval in writing. Written approval can be by mail, facsimile transmission or email.
2.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by members of the Window Group. The Compliance Officer may reject any trading requests at his/her sole discretion.
3.Trades pursuant to a 10b5-1 Plan. The Compliance Officer must review and approve an insider’s 10b5-1 Plan. Once the Plan has received all necessary approvals and has become effective, trades made pursuant to the Plan do not need the Compliance Officer’s approval before taking place. The Compliance Officer does, however, need notice of trades made pursuant to the Plan.
4.Registered Offerings. The prohibitions on trading and procedures for approving trades by members of the Window Group are not applicable to sales pursuant to an offering registered with the SEC.
H.Procedures for Approving Trades Made by Persons Claiming a Hardship Case.
1.Trades by Persons Claiming a Hardship Case. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of a Window due to financial hardship or other hardships only after:
a.the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s),
b.in addition to any applicable requirements set forth in Section G.1 above, the person trading has certified to the Compliance Officer in writing no earlier than two (2) business days prior to the proposed trades(s) that he or she is not in possession of material nonpublic information concerning the Company, and
c.the Compliance Officer has approved the trade(s) after considering all relevant factors, and has certified the approval in writing. Written approval can be by mail, facsimile transmission or email.

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I.Procedures for Approving Trades on Behalf of the Company.
1.Trades on Behalf of the Company. No person may initiate, cause or effect any trade in Company securities on behalf of the Company until:
a.the Chief Financial Officer of Select Medical Holdings Corporation has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s) by delivering a Company Trading Notification Form substantially in the form attached hereto as Exhibit D,
b.the Chief Financial Officer has certified to the Compliance Officer that (i) to the best of his or her knowledge, the Company is not in possession of material nonpublic information concerning the Company and (ii) he or she has received and read this Statement and had the opportunity to ask the Compliance Officer questions regarding this Statement, and
c.the Compliance Officer has approved the trade(s) after considering all relevant factors, and has certified the approval in writing. Written approval can be by mail, facsimile transmission or email.
2.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested on behalf of the Company. The Compliance Officer may reject any trading requests at his/her sole discretion.
III.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Public Resales — Rule 144.
The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resales by any person of “restricted securities” (i.e., securities acquired in a private offering) and (ii) for public resales by officers, directors and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale. The following conditions (other than the Current Public Information condition) do not have to be complied with by holders of restricted securities who have held (and fully paid for in cash) their restricted shares for at least six (6) months and who were not affiliates during the three (3) months preceding the sale under the rule:
a.Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
b.Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six (6) months prior to the sale. The holding period requirement,

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however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period.
c.Volume Limitations. The amount of securities which can be sold during any three (3) month period cannot exceed the greater of one percent (1%) of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class on the New York Stock Exchange during the four calendar weeks preceding the filing of the notice of sale referred to below.
d.Manner of Sale. The securities must be sold in unsolicited brokers’ transactions, riskless principal transactions or directly to a market-maker.
e.Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See Section III.G below.
Bona fide gifts are not deemed to involve sales of stock for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donors who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to one year following the gift, depending on the circumstances.
B.Private Resales.
Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s Compliance Officer.
C.Underwriter Lock-Up Agreements.
Some holders of the Company’s Common Stock outstanding immediately prior to any future underwritten public offering of the Company may be asked to agree not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for an agreed upon period of time from the date of the public offering without the prior written consent of the underwriters of the offering. The terms of any such lock-up agreements vary, and anyone who signs a lock-up agreement will be responsible for complying with its terms.
D.Restrictions on Purchases of Company Securities.

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In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the Exchange Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company stock by the Company or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. You should consult with the Company’s Compliance Officer if you desire to make purchases of Company stock during any period that the Company is making a public offering or buying stock from the public.
E.Disgorgement of Profits on Short-Swing Transactions — Section 16(b).
Section 16 of the Exchange Act applies to directors and officers of the Company and to any person who is the beneficial owner of more than ten percent (10%) of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (See Section III.G below). Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (See Section III.F below).
For all purposes other than determining status as a greater than ten percent (10%) beneficial owner, a person is deemed the beneficial owner of securities for purposes of Section 16 if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the subject securities. Pecuniary interest in the subject securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities.
Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six (6) months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits. The terms “purchase” and “sale” are construed

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under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company’s Compliance Officer prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).
F.Prohibition of Short Sales.
Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within twenty (20) days after the sale or deposited in the mail or other usual channels of transportation within five (5) days after the sale. No member of the Window Group should engage in any short sales of the Company’s equity securities. Wholly apart from Section 16(c), the Company prohibits directors, employees and related parties from selling the Company’s stock short. This type of activity is inherently speculative in nature and it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major Company announcement or event.
G.Filing Requirements.
1.Forms 3, 4 and 5. Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of and transactions involving the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider within ten (10) days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider (including changes due to sales under 10b5-1 plans) must be reported on Form 4 and filed before the end of the second (2nd) business day following the day on which the transaction causing such change is executed, as such date of execution is determined by Rule 16a-3 under the Exchange Act. Certain exempt transactions may be reported on Form 5 within forty five (45) days after the end of the fiscal year. The fact that no securities were owned after the transactions were completed does not provide a basis for failing to report. All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and stock dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six (6) months of a transaction that occurred while the person was an insider. The Compliance Officer will retain on file copies of each of Forms 3, 4 and 5, respectively.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with

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others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all directors and officers to notify the Company’s Compliance Officer prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock, and to avail themselves of the assistance available from Dechert LLP, the Company’s outside counsel, or their own counsel in satisfying the reporting requirements.
2.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D or 13G by any person or group which acquires beneficial ownership of more than five percent (5%) of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within sixty (60) days, exceeds the five percent (5%) limit.
Initial reports on Schedule 13D and 13G are required in most cases to be filed with the SEC and submitted to the Company within five (5) business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent (1%) or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two (2) business days. If a material change occurs in the facts set forth in a Schedule 13G filing, the filing must be amended within 45 days after the end of the calendar quarter in which any material change occurred.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so. The Compliance Officer will retain on file copies of each of Schedule 13D and Schedule 13G, respectively.
3.Form 144. As described above under the discussion of Rule 144, a seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless (x) the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 or (y) the seller is not at the time of the sale, and has

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not been for the three months preceding such date, an affiliate of the Company and, if the securities to be sold are restricted securities, such restricted securities have been held (and fully paid for) for at least six (6) months. The Compliance Officer will retain on file copies of the form of notice of proposed sale under Rule 144.
IV.INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS STATEMENT
The Compliance Officer shall have the authority to interpret and update this Statement and all related policies and procedures. In particular, such interpretations and updates of this Statement, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Statement, to the extent consistent with the general purpose of this Statement and applicable securities laws. Any material amendment to this Statement must be approved by the Board of Directors of the Company.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Statement or with securities laws.

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EXHIBIT A
Individuals subject to reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended:
Directors of the Company

[List Retained by the Company’s Compliance Officer]

Officers of the Company

[List Retained by the Company’s Compliance Officer]

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EXHIBIT B
Key Employees who must obtain prior approval from the Compliance Officer of all trades in Company securities:
Key Employees of the Company

[List Retained by the Company’s Compliance Officer]

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EXHIBIT C
SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION
Window Group Trading Notification Form
Please provide the following information:

Name:
(Last)    (Middle)    (First)
Residence address:
Position/title:
Number and type of securities intended to be acquired / disposed (circle one) of:

Aggregate amount of such securities beneficially owned by you (prior to acquisition/disposition)
Name of brokerage firm, if any, through which the securities will be acquired/disposed of:

The undersigned acknowledges that he/she has received a copy of the Company’s Statement of Trading Policies, dated February 13, 2025, and further acknowledges that he/she has read and understands such Statement.
The undersigned represents and warrants to the Company that he/she is not in the possession of any material, non-public information, whether positive or negative, that if publicly disclosed might have an effect on the market for any of the Company’s securities generally or that an investor might consider important in deciding whether to buy, sell or hold any of the Company’s securities.
The undersigned represents and warrants that the foregoing information, representations and warranties are true and complete as of the date hereof, and will immediately advise the Company if, prior to the completion of the above-described securities transactions, any of such information, representations or warranties are no longer true and complete.
Date:    Signature

Printed Name

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**********************************************************
The above-proposed securities transaction is approved.
Date:    Name:
Title: Compliance Officer

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EXHIBIT D
SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION
Company Trading Notification Form
Please provide the following information:
Name:
(Last)    (Middle)    (First)
Position/title: Chief Financial Officer
Number and type of securities intended to be acquired / disposed (circle one) of on behalf of the Company:

Aggregate amount of such securities beneficially owned by the Company (prior to acquisition/disposition)
Name of brokerage firm, if any, through whom the securities will be acquired/disposed of:

The undersigned acknowledges that he/she has received a copy of the Company’s Statement of Trading Policies, dated February 13, 2025, and further acknowledges that he/she has read and understands such Statement.

The undersigned represents and warrants to the that, to the best of his/her knowledge, the Company is not in the possession of any material, non-public information, whether positive or negative, that if publicly disclosed might have an effect on the market for any of the Company’s securities generally or that an investor might consider important in deciding whether to buy, sell or hold any of the Company’s securities.
The undersigned represents and warrants that the foregoing information, representations and warranties are true and complete as of the date hereof, and will immediately advise the Company if, prior to the completion of the above-described securities transactions, any of such information, representations or warranties are no longer true and complete.
Date:    Name:
Title: Chief Financial Officer,
    Select Medical Holdings Corporation

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Date:    Name:
Title: Chief Financial Officer,
    Select Medical Holdings Corporation

**********************************************************
The above-proposed securities transaction is approved.
Date:
Name:
Title: Compliance Officer

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ACKNOWLEDGMENT OF RECEIPT
I have received a copy of the Statement of Trading Policies of Select Medical Holdings Corporation, Select Medical Corporation and each of their subsidiaries. As an employee / officer / director (circle as applicable), I understand and agree that it is my responsibility to read, familiarize myself with and adhere to the policies and procedures related to this matter.

Date        Signature

Printed Name

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